                                                                   EXHIBIT 10.11

                            ERESEARCHTECHNOLOGY, INC.

                                 2006 BONUS PLAN

         Set forth below is a summary of the 2006 Bonus Plan approved by the Compensation Committee of the Board of Directors on February 7, 2006, to be effective for fiscal 2006.

         The purpose of the plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, and to help the Company attract and retain employees by providing attractive compensation opportunities linked to performance results. All of the Company's employees are eligible to participate in the plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel who participate in a separate commission incentive plan do not participate in the plan.

         Notwithstanding the description that follows, any bonus payable to Joseph Esposito, the Company's President and Chief Executive Officer, will be governed by the employment agreement between the Company and Mr. Esposito.

         In general, awards will be based upon the extent to which a specified combination of the following performance targets are achieved:

         o    Revenues;
         o    Net Income;
         o Signing Targets (revenues contemplated by contracts signed during the relevant period with identified customers and/or for identified services regardless of when such revenues are actually recognized); and
         o    Departmental or individual performance goals.

The Compensation Committee establishes the performance targets for the Company's executive officers (which do not include any departmental or individual performance goals), while departmental supervisors establish the performance targets for other participants in their respective departments.

         Each participant in the plan has a targeted bonus opportunity, and a specified percentage of that opportunity relates to the extent to which each performance target applicable to the participant is achieved. For each performance target other than departmental or individual performance goals, the plan sets forth specific levels at which 50%, 75%, 100%, 125% and 150% of the target is achieved. A participant receives that specified percentage of the portion of the bonus opportunity applicable to the target to the extent a particular benchmark is achieved. Where the extent to which a target is achieved falls between the specified percentage targets, the participant receives a pro rated portion of the bonus opportunity. As a result of the foregoing, the maximum bonus payable to a participant under the plan is 150% of the participant's bonus opportunity. For departmental and individual performance goals, the participant's departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned.

         The bonus opportunities and the related performance targets for each of the Company's executive officers are as follows:

                                                                               PERCENTAGE OF BONUS BASED ON:
                                                                        --------------------------------------------
                                                                                                GLOBAL      SPECIFIC
                                                          BONUS                       NET       SIGNING     SIGNING
NAME                        POSITION                   OPPORTUNITY      REVENUES     INCOME     TARGETS     TARGETS
------------------------    ---------------------      -----------      --------     ------     -------     --------
Joseph A. Esposito(1)       President, Chief             195,000            -           -            -           -
                            Executive Officer and
                            Director

Joel Morganroth, MD(2)      Chairman of the Board        100,000           50          50            -           -
                            of Directors

Robert S. Brown             Senior Vice President,       130,000           10          10            -          80(3)
                            Outsourcing
                            Partnerships

Thomas P. Devine            Executive Vice               110,000           50          50            -           -
                            President and Chief
                            Development Officer

Amy Furlong                 Executive Vice               100,000           50          50            -           -
                            President, Cardiac
                            Safety

Scott Grisanti              Executive Vice               145,000           10          10           80           -
                            President and Chief
                            Marketing Officer

Bruce Johnson               Executive Vice               130,000           50          50            -           -
                            President and Chief
                            Financial Officer

Jeffrey S. Litwin, MD       Executive Vice               130,000           50          50            -           -
                            President and Chief
                            Medical Officer

Anna Marie Pagliaccetti,    Senior Vice President,        80,000           50          50            -           -
Esquire                     General Counsel and
                            Secretary

Vincent Renz                Executive Vice               130,000           50          50            -           -
                            President and Chief
                            Technology Officer

George Tiger                Senior Vice President,       105,000           10          10            -          80(4)
                            International Sales
                            and Operations

-------------------------
 (1.) Any bonus payable to Mr. Esposito will be governed by the employment agreement between the Company and Mr. Esposito.
 (2.) Dr. Morganroth's bonus, if any, is earned by and paid to his professional corporation pursuant to the management consulting agreement between Joel Morganroth M.D., P.C. and the Company.
 (3.) 40% for global outsource signing targets and 40% for global Thorough QTc signing targets.
 (4.) 80% for major account signing targets.

         Except for Dr. Morganroth and Mr. Esposito, bonuses are payable based on the extent to which quarterly targets have been achieved, with the bonuses (if any) normally being paid within forty-five (45) days after the end of the fiscal quarter in which the bonuses were earned. Any bonus payable to Dr. Morganroth is based on the extent to which annual targets have been achieved, with the bonus (if any) normally being paid within forty-five (45) days after the end of the fiscal year in which the bonuses were earned. Mr. Esposito's bonus will be paid in accordance with the terms of his employment agreement with the Company. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.

         If a contract is cancelled, completed or otherwise terminated without the Company recognizing the revenues contemplated by a Signing Target based on which a bonus has been paid, then any portion of the bonus that would not have been paid had such unrecognized revenues not been included in the Signing Target will be deducted from any future bonus payable under the Plan or any future bonus plan and may, in the alternative, be deducted from other future compensation payable to the affected participant.

         Notwithstanding the performance targets and bonus opportunities specified in the plan, the Compensation Committee retains the discretion to adjust the amount of any bonus to be paid under the plan for all participants other than to Mr. Esposito.


























                                        3